EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Sarah S. Berman

The Berman Group, Inc.

(212) 450-7300

sberman@bermangrp.com

TIM HARRINGTON NAMED NEW VALCOM CEO

AND PATRICK WILLEMSEN APPOINTED CHAIRMAN OF THE BOARD;

DELAWARE Chancery Court REMOVEs VINCE VELLARDITA

AS AN OFFICER OF VALCOM

NEW YORK—April 5, 2012— ValCom, Inc. has announced that Vince Vellardita has been removed as CEO, President and Chairman of ValCom, Inc., effective as of March 30, 2012 and pursuant to a Delaware Chancery Court Order.

The Delaware court order further invalidated the election of Nalin Rathod and Rahul Rathod as directors of ValCom, and judgment was entered installing Patrick Willemsen as a director. Pursuant to the Court Order, the Board of Valcom currently consists of Patrick Willemsen, Silvana Manning, Michael Vredegoor, Timothy Harrington, Frank O’Donnell and Vince Vellardita.

Pursuant to a meeting of the Board of Directors, Tim Harrington has been appointed CEO and Patrick Willemsen has been appointed Chairman of the Board of Directors. In addition, Silvana Costa Manning was named Secretary and Treasurer. All appointees bring extensive company management backgrounds, both in the private and public sectors, to their respective roles.

Mr. Harrington, ValCom’s new CEO stated, "Our first and most important mandate is to bring order and compliance to ValCom's house as soon as possible. ValCom’s annual report, which is long overdue, is now a priority and, moving forward, we intend to put emphasis on filing all reports in a timely and compliant manner. ValCom has a strong asset base in its MyFamily TV Network and media content library, both of which have been underutilized as profit generators. To capitalize on these assets, and for the benefit of ValCom, I will work with Mr. Vellardita in those specific areas where he has in-depth or proprietary information."

Mr. Willemsen, Chairman of ValCom, stated “Far too many empty promises and deals have been announced in the past, but never brought to fruition. We intend to dispense with this hyperbole and focus on our existing platform to turn this company into a profitable business using the assets at hand.”

Mr. Willemsen continued, "One of our priorities as we begin to undertake the rebuilding of ValCom will be to annul the purported loan transaction with Solomed, a toxic transaction that was never authorized by ValCom’s board, and which immensely diluted ValCom’s shareholders.” Mr. Willemsen continued, "A recent letter from Mr. Vellardita was sent to certain shareholders. This letter was riddled with false accusations and misstatements, and included a proposed amendment to increase ValCom’s authorized common stock by tens of millions of shares, thus potentially diluting all shareholders substantially. However, our new management does not plan on such a recapitalization, rather, our aim is continue developing value, and in fact, to seek and nullify any shares issued unlawfully or in bad faith without the board’s knowledge or consent. The current Board members have a significant investment in ValCom and will work diligently to create value for all bona fide shareholders."

For more information, contact Silvana Costa Manning at (973) 588-7084.

About ValCom, Inc.

Based in Clearwater, FL, ValCom, Inc. is a diversified, fully integrated, independent entertainment company that has been in operation since 1983. ValCom, Inc., through its operating divisions and subsidiaries, creates and operates full service facilities that accommodate film, television and commercial productions with its four divisions comprised of television and film production, broadcasting (My Family TV Network), distribution, and live theatre. For more information, please visit the company's website at www.valcom.tv

Note About Forward-Looking Statements

With the exception of historical information, this press release may contain forward-looking statements as that are made pursuant to the "safe harbor" provisions as defined within The Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Forward-looking statements may be identified by words including "anticipates," "believes," "intends," "estimates," and similar expressions. In addition, any other statements which contain characterizations of future events or circumstances are forward-looking statements. These statements are based upon management's current expectations as of the date of this press release. Actual results may differ materially from the expectations contained in this press release due to a number of risks and uncertainties relating to our business which are discussed in detail in the ValCom's periodic filings with the Securities and Exchange Commission. ValCom, Inc. does not undertake any responsibility to publicly update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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